Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2024 relating to the financial statements of Viterra Limited, appearing in the Current Report on Form 8-K of Bunge Global SA filed on September 9, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

September 9, 2024